Exhibit 10.7

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into by and between Care Capital Properties, Inc. (the “Company”), RAYMOND J. LEWIS (the “Executive”), and solely for the limited purposes set forth in Section 11(a) hereof, Ventas, Inc. (“Ventas”), executed on August 17, 2015 and effective as of the date (the “Effective Date”) of consummation of the distribution (the “Spinoff”) of the shares of the Company to the shareholders of Ventas.

WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer effective on the Effective Date on the terms and conditions, and for the consideration, hereinafter set forth, and the Executive desires to be employed by the Company on and following the Effective Date, on such terms and conditions and for such consideration.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.              Effectiveness of Agreement; Term.

This Agreement shall become effective on the Effective Date. Upon the occurrence of the Effective Date, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Employment Period”); provided, that, on the third anniversary of the Effective Date and each annual anniversary of such date thereafter (such date and each annual anniversary thereof, a “Renewal Date”), unless previously terminated in accordance with the provisions of Section 3 hereof, the Employment Period shall be automatically extended so as to terminate one year from such Renewal Date unless, at least 90 days prior to a Renewal Date, either party shall give written notice (any such notice, a “Non-Renewal Notice”) to the other that the Employment Period shall not be so extended; provided, further, that, notwithstanding the foregoing, the Company may not give a Non-Renewal Notice during the Protected Period (as defined below). Notwithstanding the foregoing, if Ventas decides, and publicly announces, that it will not be consummating the Spinoff, or if the Effective Date has not occurred as of June 30, 2016, this Agreement shall become null and void ab initio, and neither the Company nor the Executive shall have any rights hereunder (and, for clarity, the employment agreement between the Executive and Ventas, dated September 18, 2002, as amended March 19, 2007 and December 31, 2008 (the “Prior Employment Agreement”) shall in such case remain in full force and effect).

2.              Terms of Employment.

a.              Position and Duties.

i.                  During the Employment Period, the Executive shall serve the Company as its Chief Executive Officer and shall perform customary and appropriate duties as may be reasonably assigned to the Executive from time to time by the Board of Directors of the Company (the “Board”). The Executive shall report solely and directly to the Board. The Executive shall perform his services at the principal offices of the Company in the Chicago, Illinois area and shall travel for business purposes to the extent reasonably necessary or appropriate in the performance of such services. The Executive will be appointed to the Board as of the Effective Date. The Executive shall not receive compensation for service on the Board in addition to the compensation herein provided for his services.

ii.               During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive may be entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this paragraph for the Executive to serve on corporate, civic or charitable boards or committees (subject, in each case, to any applicable Company policy requiring Company consent to such service) or fulfill speaking engagements, so long as such activities do not interfere with the performance of the Executive’s responsibilities in accordance with this Agreement and the Executive complies with applicable provisions of the Company’s code of business conduct and ethics.

b.              Compensation.

i.                  Base Salary. During the Employment Period, the Executive shall receive an annual base salary at the rate of $750,000, subject to review for increase (but not decrease) by the Executive Compensation Committee of the Board (the “Committee”); provided, that, at no time shall the Committee be required to adjust the Annual Base Salary in connection with such review (such base salary, as adjusted pursuant to such Committee review from time to time, the “Annual Base Salary”).

ii.               Annual Bonus.

1.              In general. In addition to the Annual Base Salary, the Executive shall be eligible to be awarded, for each fiscal year of the Company, or portion of a fiscal year, during the Employment Period beginning on or after the Effective Date, an annual bonus (the “Annual Bonus”) pursuant to the terms of the Company’s annual incentive plan, as in effect from time to time, which shall not be inconsistent with the terms of this Agreement. The Executive’s target Annual Bonus opportunity shall be 200% of the rate of the Annual Base Salary (the “Target Bonus”). The Annual Bonus shall be paid on the date on which annual bonuses are paid to senior executives of the Company generally, but not later than two and a half months after the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

2.              Initial Annual Bonus. Notwithstanding anything herein to the contrary, for the fiscal year which includes the Effective Date, the Executive’s annual bonus (the “Initial Annual Bonus”) shall equal the Executive’s target annual cash bonus for such year (determined on a blended basis, utilizing the Executive’s pre-Spinoff target bonus rate under the applicable Ventas annual bonus plan, policy or program for senior executives then in effect for periods of employment through the Effective Date, and the Target Bonus for periods of employment following the Effective Date), and shall be payable by Ventas, the Company or a combination of the two (as determined by Ventas) at the same time that annual bonuses are paid to Company executives generally, subject to the Executive’s continued employment through the payment date.

iii.            Equity Compensation.

1.              The Executive shall be granted under the Company’s then-effective equity-based incentive plan (as amended or restated from time to time, the “Plan”) a number of shares of Company restricted stock equal to $2,500,000 divided by the closing price of a share of Company common stock on the Effective Date (the “Initial Equity Grant”). The restricted shares subject to the Initial Equity Grant shall vest in equal ratable installments on each of the first, second, and third anniversaries of the Effective Date, in each case subject, except as set forth in Section 4 below, to the Executive’s continued employment hereunder through the applicable vesting date. In no event may the shares subject to the Initial Equity Grant be transferred until the earlier of (i) the Executive’s termination of employment with the Company and its subsidiaries, or (ii) the third anniversary of the Effective Date; provided, however, that this restriction shall not apply to any shares withheld or sold to satisfy the Executive’s minimum statutory tax withholding obligation in respect of the vesting of the restricted shares subject to the Initial Equity Grant.

2.              Subject to the approval of the Committee, the Executive shall be eligible for an annual grant of equity awards (in such form and with such terms as determined by the Committee in its sole discretion, except as set forth in Section 4 hereof) in respect of each fiscal year during the Employment Period, commencing with the fiscal year beginning January 1, 2016 (each, an “Annual LTI Award”). Each Annual LTI Award shall have a target grant date fair value (as determined by the Company in reasonable good faith) equal to 200% of the rate of Annual Base Salary.

iv.           Employee Benefits. The Executive will be eligible to participate in retirement, welfare, and other employee benefit plans as in effect from time to time for executives of the Company and its affiliates generally.

v.              Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all business expenses incurred by the Executive in accordance with the Company’s business expense reimbursement policies.

3.              Termination of Employment.

a.              Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Disability (as defined below) of the Executive has occurred during the Employment Period, the Company may provide the Executive with written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the

“Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for a length of time equal to or greater than 60 consecutive days or 120 total days within any 12-month period as a result of incapacity due to mental or physical illness. Any determination of whether such an absence constitutes a Disability shall be made by a licensed physician mutually selected by a panel of two other licensed physicians, one selected by the Company and one selected by the Executive.

b.              With or Without Cause. The Company may terminate the Executive’s employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean:

i.                  The Executive’s indictment for, conviction of, or plea of nolo contendere to, any felony or a misdemeanor involving fraud, dishonesty or moral turpitude;

ii.               The Executive’s willful or intentional material breach of the Executive’s duties and responsibilities;

iii.            The Executive’s willful or intentional material misconduct in the performance of the Executive’s duties; or

iv.           The Executive’s willful or intentional failure to comply with any lawful instruction or directive of the Board.

c.               Good Reason; Without Good Reason. The Executive’s employment may be terminated by the Executive (x) for Good Reason or (y) without Good Reason. “Good Reason” means the occurrence of any one of the following events to the extent not consented to, or suggested by, the Executive:

i.                  Material diminution in the Executive’s position, authority or duties (including the assignment to the Executive of any duties materially and adversely inconsistent with the Executive’s position, authority or duties hereunder);

ii.               Material reduction (other than pursuant to a uniform reduction applicable to other senior executives of the Company) of the Annual Base Salary or target Annual Bonus opportunity, or the Company failing to make an annual equity grant to the Executive in respect of service for the full year 2015 with a grant date value at least equal to the accrual in respect of the Executive’s equity-based compensation award for the portion of 2015 prior to the Effective Date, as reflected on the financial statements of Ventas immediately prior to the Effective Date;

iii.            Requirement to relocate the Executive’s principal business office to any location more than 30 miles from its location on the Effective Date;

iv.           Any material breach by the Company of this Agreement;

v.              The failure of the Company to obtain the assumption of this Agreement by any successor to the Company; or

vi.           Delivery of a Non-Renewal Notice from the Company to the Executive.

provided, however, that the actions set forth above will not be considered Good Reason unless the Executive shall describe the basis for the occurrence of the Good Reason event in reasonable detail in a Notice of Termination (as defined below) provided to the Company in writing within 30 days of the Executive’s knowledge of the actions giving rise to Good Reason, and the Company has failed to cure such actions within 30 days of receiving such Notice of Termination (and if the Company does effect a cure within that period, such Notice of Termination shall be ineffective). Unless the Executive gives the Company notice within 90 days of the initial existence of any event which, after any applicable Notice of Termination and the lapse of any applicable 30-day grace period, would constitute Good Reason, such event will cease to be an event constituting Good Reason.

d.              Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a Notice of Termination (as defined below) to the other party hereto given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that (i) indicates the termination provision in this Agreement relied upon and (ii) specifies the Date of Termination (as defined below) if other than the date of receipt of such notice. The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive, respectively, hereunder or preclude the Company or the Executive, respectively, from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder.

e.               Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Company for Cause or other than for Cause, death or Disability, the date of receipt of the Notice of Termination or any later date specified therein (which date shall not be more than 30 days after the giving of such notice), (ii) if the Executive’s employment is terminated by reason of death or by the Company for Disability, the date of death of the Executive or the Disability Effective Date, as applicable, (iii) if the Executive’s employment is terminated by the Executive for Good Reason, 30 days from the date of the Company’s receipt of the Notice of Termination (subject to the Company’s right to cure the Good Reason event), provided that the Company may elect to waive such 30-day period, and (iv) if the Executive’s employment is terminated by the Executive without Good Reason, 30 days from the date of the Company’s receipt of the Notice of Termination, provided that the Company may elect to waive such 30-day period. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”

4.              Obligations of the Company upon Termination.

a.              By the Company Other Than for Cause, Death or Disability; By the Executive for Good Reason. If, during the Employment Period, (x) the Company shall terminate the Executive’s employment other than for Cause, death or Disability or (y) the Executive shall terminate employment for Good Reason, subject to the Executive’s delivery (and non- revocation) of an executed release of claims against the Company and its officers, directors, employees and affiliates in a form substantially similar to the form attached hereto as Exhibit A (the “Release”), which Release must be delivered to the Company within 50 days after the Date of Termination (the “Release Deadline”):

i.                  the Company shall pay to the Executive the following amounts:

1.              a lump sum cash payment within 30 days after the Date of Termination equal to the aggregate of the following amounts: (A) the Executive’s Annual Base Salary and vacation pay through the Date of Termination, and (B) the Executive’s accrued Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs (other than any portion of such Annual Bonus that was previously deferred, which portion shall instead be paid in accordance with the applicable deferral election) if such bonus has not been paid as of the Date of Termination, in each case, to the extent not previously paid (the sum of the amounts described in this Section 4(a)(i)(1) shall be hereinafter referred to as the “Accrued Obligations”);

2.              an amount equal to the product of (A) (x) unless such termination occurs pursuant to Section 3(c)(vi), two (2.5, if such termination occurs during the 12-month period (the “Protected Period”) commencing on the date of a Change of Control (as defined below)) or (y) if such termination occurs pursuant to Section 3(c)(vi), one, times (B) the sum of (x) the Executive’s Annual Base Salary, plus (y) the Executive’s Target Bonus as in effect for the fiscal year of the Company in which the Date of Termination occurs, payable in a lump sum on the 60th day following the Date of Termination; and

3.              unless such termination occurs pursuant to Section 3(c)(vi), a prorated Annual Bonus for the fiscal year during which the Date of Termination occurs, payable based upon actual performance at the same time that annual bonuses are payable to Company executives generally (the “Prorated Bonus”); provided that, if the Date of Termination occurs during the Protected Period, the Prorated Bonus shall be based upon the target Annual Bonus and shall be paid on the 60th day following the Date of Termination.

ii.               the Company shall, from the Date of Termination through the 24-month anniversary thereof or, if such termination occurs pursuant to Section 3(c)(vi), through the 12-month anniversary thereof (or, in each case, if earlier, the date upon which the Executive is eligible to receive comparable health benefits from a subsequent employer), provide the Executive with monthly reimbursement in respect of the Executive’s medical, dental and vision coverage expenses, with the reimbursement to equal an amount that, on an after-tax basis, is equal to the excess of the monthly COBRA premium as of the Executive’s Date of Termination for the medical, dental and vision coverage the Executive had immediately prior to the Executive’s Date of Termination over the monthly dollar amount the Executive would have paid to the Company for such medical, dental and vision coverage if the Executive had remained employed (the benefits provided pursuant to this Section 4(a)(ii), the “Post-Employment Health Care Benefits”);

iii.            full vesting of any outstanding and unvested portions of the Initial Equity Grant;

iv.           vesting of any portion of an Annual LTI Award that would have vested based upon continued service had the Executive remained employed through the first anniversary of the Date of Termination; provided that if the Date of Termination occurs during the Protected Period, all unvested Annual LTI Awards shall vest in full, with any performance-vesting conditions in effect as of the Date of Termination deemed to be achieved based upon the greater of actual performance through the Date of Termination or target levels; and

v.              to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

Notwithstanding the foregoing provisions of Section 4(a), in the event that the Executive is a “specified employee” (within the meaning of Section 409A of the Code and with such classification to be determined in accordance with the methodology established by the applicable employer) (a “Specified Employee”), amounts and benefits (other than the Accrued Obligations) that are deferred compensation (within the meaning of Section 409A of the Code) that would otherwise be payable or provided under Section 4(a) during the six-month period immediately following the Date of Termination shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), on the first business day after the date that is six months following the Date of Termination (the “409A Payment Date”). For the avoidance of doubt, the parties hereto acknowledge that the severance payments and benefits described in this Agreement are intended to be exempt from the operation of Section 409A of the Code and not “deferred compensation” within the meaning of Section 409A.

b.              Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than (i) payment of Accrued Obligations, (ii) payment of the Prorated Bonus, (iii) full vesting of any outstanding and unvested portions of the Initial Equity Grant, (iv) vesting of any portion of an Annual LTI Awards that would have vested based upon continued service had the Executive remained employed through the first anniversary of the Date of Termination, and (v) Other Benefits; provided that in the case of termination due to Disability, the benefits set forth in this sentence (other than Accrued Obligations and Other Benefits) shall be contingent upon the Executive’s execution prior to the Release Deadline (and non-revocation)

of the Release. The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. The term “Other Benefits” as utilized in this Section 4(b) shall include death benefits as in effect on the date of the Executive’s death with respect to senior executives of the Company.

c.               Cause; Without Good Reason. If the Executive’s employment shall be terminated (i) by the Company for Cause, or (ii) by the Executive without Good Reason, this Agreement shall terminate without further obligations to the Executive other than the obligation to provide the Executive with the Accrued Obligations and the Other Benefits; provided, however, that if the Executive’s employment shall be terminated for Cause, the term “Accrued Obligations” shall not be deemed to include the Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

5.              Definition of Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following events:

a.              An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (having the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d)) immediately after which such Person has beneficial ownership (within the meaning of Rule 1 3d-3 promulgated under the 1934 Act) (“Beneficial Ownership” and/or “Beneficially Owned”) of 35% or more of the combined voting power of the Company’s then- outstanding Voting Securities; provided, however, that in determining whether a Change of Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change of Control. A Non-Control Acquisition shall mean an acquisition by (i) the Company or any company, corporation, partnership, limited liability company or other Person in which the Company directly or indirectly owns a majority interest (“Subsidiary”), (ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any Subsidiary, or (ii) any Person in connection with a Non-Control Transaction (as hereinafter defined);

b.              The individuals who, as of the Effective Date, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Section 5(b), be considered a member of the Incumbent Board; and provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest (as described in former Rule 14a-11 promulgated under the 1934 Act) (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

c.               Consummation of merger, consolidation or reorganization involving the Company, unless such transaction is a Non-Control Transaction. For purposes of this Agreement, the term “Non-Control Transaction” shall mean a merger, consolidation or reorganization of the Company in which:

i.                  The stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least 45% of the combined voting power of the voting securities of the corporation or entity resulting from such merger, consolidation or reorganization (the “Surviving Company”) over which any Person has Beneficial Ownership in substantially the same proportion as their Beneficial Ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

ii.               The individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors or equivalent body of the Surviving Company; and

iii.            No Person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Company or any Person who, immediately prior to such merger, consolidation or reorganization, had Beneficial Ownership of 35% or more of the then-outstanding Voting Securities) has Beneficial Ownership of 35% or more of the combined voting power of the Surviving Company’s then-outstanding voting securities.

d.              A complete liquidation or dissolution of the Company; or

e.               The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided, however, that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then-outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur.

Notwithstanding anything herein to the contrary, with respect to any compensation hereunder that is “nonqualified deferred compensation” for purposes of Section 409A of the Code, only to the extent necessary to comply with Section 409A of the Code, a Change of Control must constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code.

6.              Non-exclusivity of Rights. Except as specifically provided, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive qualifies pursuant to its terms, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive pursuant to the terms of any plan, program, policy or practice of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, program, policy or practice or contract or agreement except as explicitly modified by this Agreement.

7.              No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

8.              Restrictive Covenants.

a.              Confidentiality.

i.                  The Executive shall not, unless written permission is granted by the Company, disclose to or communicate in any manner with the press or any other media about the Executive’s employment with the Company, the terms of this Agreement, the termination of the Executive’s employment with the Company, the Company’s businesses or affairs, the Company’s officers, directors, employees and/or consultants, or any matter related to any of the foregoing.

ii.               The Executive acknowledges that it is the policy of the Company and its Subsidiaries to maintain as secret and confidential all information and techniques acquired, developed, possessed or used by the Company and its Subsidiaries relating to their business, operations, actual or potential products, strategies, assets, liabilities, potential assets and liabilities, employees, customers, tenants, operators, borrowers, managers, proposed or prospective customers, tenants, operators, borrowers and managers, business partners, communities, buildings and facilities (including, without limitation: information protected by the Company’s attorney/client, work product, or tax advisor/audit privileges; tax matters and information; financial analysis and models; the Company’s strategic plans; negotiations with third parties; methods, policies, processes, formulas, techniques, know-how and other knowledge; trade practices, trade secrets, or financial matters; lists of customers or customers’ purchases; lists of suppliers, representatives, or other distributors; lists of and information (business, financial and otherwise) about tenants, operators, borrowers, managers and customers and their respective businesses and operations; requirements for systems, programs, machines, or their equipment; information regarding the Company’s bank accounts, credit agreement or financial projections, results or information; information regarding the Company’s directors or officers or their personal affairs), whether or not any such information or any of the material described above is explicitly designated or marked as “confidential” (“Confidential Information”).“Confidential Information” shall not include information that (A) is or becomes generally available to the public other than as a result of a disclosure by the Executive in violation of this Agreement, (B) was available to the Executive on a nonconfidential basis prior to the Executive’s employment with the Company, or (C) is compelled to be disclosed by any law, regulation or order of a court or governmental agency, provided that prior written notice is given to the Company and the Executive cooperates with the Company in any efforts by the Company to limit the scope of such obligation and/or to obtain confidential treatment of any material disclosed pursuant to such obligation. The Executive recognizes that all such Confidential Information is the sole and exclusive property of the Company and its Subsidiaries, and that disclosure of Confidential Information would cause damage to the Company and its Subsidiaries. The Executive shall not disclose, directly or indirectly, any Confidential Information obtained during the Executive’s employment with the Company, and will take all necessary precautions to prevent disclosure, to any unauthorized individual or entity inside or outside the Company, and will not use the Confidential Information or permit its use for the benefit of the Executive or other third party other than the Company. These obligations shall continue for so long as the Confidential Information remains Confidential Information.

b.              Noncompetition, Nonsolicitation, Noninterference. The Executive shall not during the Executive’s employment with the Company and, subject to Section 8(k) below, during the two-year period after the termination of the Executive’s employment with the Company for any reason (the “Restricted Period”), either directly or indirectly (through another business or person) engage in or facilitate any of the following activities anywhere in the United States:

i.                  Hiring, recruiting, engaging as a consultant or adviser, employing or attempting or soliciting to hire, recruit or employ any person employed by the Company or any Subsidiary or affiliate, or causing or attempting to cause any third party to do any of the foregoing; nothing in this Section 8(b)(i) shall, however, restrict the Executive from general employment advertising on a broad basis not targeted at or designed for any such employee;

ii.               Causing or attempting to cause any person employed at any time during the Restricted Period by the Company or any Subsidiary or affiliate to terminate his relationship with the Company or any Subsidiary or affiliate;

iii.            Soliciting, enticing away, or endeavoring to entice away, or otherwise interfering with any independent contractor, customer, tenant, operator, manager or any proposed independent contractor, customer, tenant, operator, or manager with whom the Company or any Subsidiary or affiliate has ongoing contact, financial partner or proposed financial partner with whom the Company or any Subsidiary or affiliate has ongoing contact, vendor, supplier or other similar business relation, who at any time during the Restricted Period or who at any time during the period commencing one year prior to the Date of Termination, to the Executive’s knowledge, maintained a material business relationship with the Company or any Subsidiary or affiliate or with whom the Company or any Subsidiary or affiliate is targeting for a material business relationship or is engaged in discussions with to commence a material business relationship at the time of termination of the Executive’s employment with the Company; or

iv.           Performing services as an employee, director, officer, consultant, independent contractor or advisor of, or investing in, whether in the form of equity or debt, owning any interest or otherwise having an ownership or other interest in or a connection to any Prohibited Entity (as defined below); or performing services as an employee, director, officer, consultant, independent contractor or advisor of any other company, entity or person if those services relate directly to a business or businesses that directly and materially compete with the Company anywhere in the United States. Nothing in this Section 8(b)(iv) shall, however, restrict the Executive from (A) making an investment in and owning up to 2% of the common stock of any company whose stock is listed on a national exchange, provided that such investment does not give the Executive the right or ability to control or influence the policy decisions of any direct competitor, or (B) except as provided in Section 8(c) below, performing services as an employee, director, officer, consultant, independent contractor or advisor of an operating company that provides healthcare goods or services other than leasing or financing of real property (for example, a hospital or nursing facility). For purposes of this Agreement, a “Prohibited Entity” is any company, entity or person that derives more than 20% of its consolidated gross revenues from a business or businesses that directly and materially compete with the Company.

c.               Other Prohibited Activities. The Executive acknowledges that the Executive’s position at the Company provides the Executive with access to highly sensitive information concerning the Company’s lessees, managers, borrowers and operators and their affiliates and leases, operating agreements, management agreements and other contractual agreements with such lessees, managers, borrowers and operators and their affiliates which are critical to the Company’s ability to effectively function and to the properties to be purchased by the Company, and that if the Executive were to provide services for such lessees, managers, borrowers and operators and/or their affiliates such services would cause irreparable damages to the Company. The Executive shall not during the Executive’s employment and the Restricted Period, either directly or indirectly (through another business or person), engage in or facilitate any of the following activities anywhere in the United States or in any location outside the United States where the Company conducts or plans to conduct business: performing services as an employee, director, officer, consultant, independent contractor or advisor of, or investing in, whether in the form of equity or debt, owning any interest or otherwise having an ownership or other interest in any of the Company’s then-current lessees, managers, borrowers or operators or any of their respective parent, sister, subsidiary or affiliated entities (other than any such lessee, manager, borrower or operator that, together with its parent, sister, subsidiary and affiliated entities, contributes less than 5% of the Company’s consolidated net operating income (NOI), computed on a pro forma annualized basis consistent with the Company’s most recent supplemental disclosure, and is not in default under any of its agreements with the Company nor has an ongoing dispute with the Company) in any manner, including, without limitation, as an owner, principal, partner, officer, director, stockholder, employee, consultant, contractor, agent, broker, representative or otherwise. Nothing in this Section 8(c) shall, however, restrict the Executive from making an investment in and owning, directly or indirectly, up to 2% of the common stock of any company whose stock is listed on a national exchange; provided that such investment does not give the Executive the right or ability to control or influence the policy decisions of any lessee, manager, borrower or operator or any of its parent, sister, subsidiary or affiliate entities.

d.              Non-Disparagement. The Executive agrees not to make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) that (i) accuses or implies that the Company and/or any of its affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns, engaged in any wrongful, unlawful, unethical or improper conduct, whether relating to the Executive’s employment (or termination thereof), the business or operations of the Company, or otherwise; or (ii) disparages, impugns or in any way reflects adversely upon the business, good will, products, business opportunities, competency, character, behavior or reputation of the Company and/or any of its affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns. Nothing herein shall be deemed to preclude the Executive or the Company from providing truthful testimony or information pursuant to subpoena, court or other similar legal process or proceedings, or to report to or cooperate with any governmental, regulatory or self-regulatory body with jurisdiction over the

Company, and to make disclosures that are protected under whistle-blower or other provisions of applicable law or regulation.

e.               New Employer. The Executive shall provide the terms and conditions of this Section 8 to any prospective new employer or new employer and shall permit the Company to contact any such company, entity or individual to confirm the Executive’s compliance with this Section 8 and shall provide the Company with such information as it requests to allow such inquiry.

f.                Reasonableness of Restrictive Covenants.

i.                  The Executive acknowledges that the covenants contained in this Section 8 are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company’s legitimate interests in its Confidential Information, its reputation, and in its relationships with its employees, customers, and suppliers.

ii.               The Company has consulted, and the Executive has had an opportunity to consult, with their respective legal counsel and to be advised concerning the reasonableness and propriety of such covenants. The Executive acknowledges that the Executive’s observance of the covenants contained herein will not deprive the Executive of the ability to earn a livelihood or to support the Executive’s dependents.

g.               Right to Injunction. In recognition of the confidential nature of the Confidential Information, and in recognition of the necessity of the limited restrictions imposed by Section 8, the Executive and the Company agree that it would be impossible to measure solely in money the damages which the Company would suffer if the Executive were to breach any of the Executive’s obligations hereunder. The Executive acknowledges that any breach of any provision of this Agreement would irreparably injure the Company. Accordingly, the Executive agrees that if the Executive breaches any of the provisions of Section 8, the Company shall be entitled, in addition to any other remedies to which the Company may be entitled under this Agreement or otherwise, to an injunction to be issued without bond by a court of competent jurisdiction, to restrain any breach, or threatened breach, of any provision of Section 8, and the Executive hereby waives any right to assert any claim or defense that the Company has an adequate remedy at law for any such breach or to require the Company to post bond or other security during the pendency of such injunction.

h.              Assistance. During the two-year period following a termination of the Executive’s employment with the Company, the Executive shall from time to time provide the Company with such reasonable assistance and cooperation as the Company may reasonably from time to time request in connection with any investigation, claim, dispute, judicial, legislative, administrative or arbitral proceeding, or litigation (any of the foregoing, a “Proceeding”) arising out of matters within the knowledge of the Executive and related to the Executive’s position as an employee of the Company. Such assistance and cooperation shall include providing information, declarations or statements to the Company, signing documents, meeting with attorneys or other representatives of the Company, and preparing for and giving truthful testimony in connection with any Proceeding or related deposition. In any such instance, the Executive shall provide such assistance and cooperation at times and in places mutually convenient for the Company and the Executive and which do not unreasonably interfere with the Executive’s business or personal activities. The Company shall reimburse the Executive’s reasonable out-of-pocket costs and expenses in connection with such assistance and cooperation upon the Executive’s written request in such form and containing such information as the Company shall reasonably request.

i.                  Return Of Company Property/Passwords. The Executive hereby expressly covenants and agrees that following termination of the Executive’s employment with the Company for any reason or at any time upon the Company’s request, the Executive will promptly return to the Company all property of the Company in his possession or control (whether maintained at his office, home or elsewhere), including, without limitation, all Company passwords, credit cards, keys, beepers, laptop computers, cell phones and all copies of all management studies, business or strategic plans, budgets, notebooks and other printed, typed or written materials, documents, diaries, calendars and data of or relating to the Company or its personnel or affairs.

j.                 Intellectual Property. The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products or developments (“Intellectual Property”), will be deemed “works made for hire”, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Executive acknowledges and agrees that the Company will be deemed to be the sole owner of the Intellectual Property, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Executive. If the Intellectual Property, or any portion thereof, is deemed not to be “works made for hire”, the Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the

Intellectual Property, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) and patent rights underlying the Intellectual Property, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Intellectual Property, to exploit and allow others to exploit the Intellectual Property and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Intellectual Property, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Executive hereby waives any so-called “moral rights” with respect to the Intellectual Property. The Executive hereby waives any and all currently existing and future monetary rights in and to the Intellectual Property and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the Company.

k.              Special Non-Renewal Rule. In the event that the Executive’s termination of employment occurs pursuant to Section 3(c)(vi), the Restricted Period shall, for purposes of Sections 8(b)(iii), 8(b)(iv) and 8(c), conclude on the first anniversary of such termination.

l.                  Executive Covenants Generally. If any of the covenants in this Section 8 is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining covenants shall not be affected thereby; provided, however, that if any of the covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such covenant will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder to afford the maximum protection to the Company under the law, and the Executive agrees to such modification.

m.          Interpretation. For purposes of this Section 8, references to “the Company” shall mean the Company as hereinbefore defined and any of its controlled affiliated companies.

9.              Golden Parachute Excise Tax Modified Cutback.

Anything in this Agreement to the contrary notwithstanding, in the event Deloitte or such other accounting firm as shall be designated by the Company with the Executive’s consent (which shall not be unreasonably withheld) (the “Accounting Firm”) shall determine that receipt of all payments or distributions by the Company or the Affiliated Companies in the nature of compensation to or for the Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the “Reduced Amount” (as defined below). The Agreement Payments shall be reduced to the “Reduced Amount” only if the Accounting Firm determines that the Executive would have a greater “Net After-Tax Receipt” (as defined below) of aggregate Payments if the Executive’s Agreement Payments were reduced to the Reduced Amount. If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Executive’s Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled under this Agreement.

If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 9 shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the later of the Date of Termination or the date of the transaction which causes the application of Section 280G of the Code. For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata. Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A of the Code, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A of the Code as deferred compensation. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, the Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

For purposes hereof, the following terms have the meanings set forth below:

“Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to Section 9(a).

“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to the Executive in the relevant tax year(s).

To the extent requested by the Executive, the Company shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

10.       Successors.

a.              This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

b.              This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

c.               The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

11.       Miscellaneous.

a.              This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. As of the Effective Date, this Agreement shall supersede and replace any other agreement between the parties with respect to the subject matter hereof in effect immediately prior to the execution of this Agreement, including without limitation the Prior Employment Agreement and the CEO Employment Agreement Termsheet among the Executive, the Company, and Ventas, executed in April 2015 (the “Termsheet”), and the Executive shall not be entitled to any severance pay or benefits under any other severance plan, program or policy of the Company and the affiliated companies. Notwithstanding the foregoing, the restrictive covenants in the Prior Employment Agreement shall remain in effect, and Ventas may continue to enforce such covenants, following the Effective Date; provided, however, that (i) the Effective Date shall be treated as the date of termination of employment for purposes of the duration of any such restrictive covenants and (ii) in no event may Ventas enforce any such restrictive covenant against the Executive for actions taken in the

Executive’s capacity as an employee of the Company that are reasonably related to the operations of the Company or an affiliated company, and in no event shall service to the Company or an affiliated company be deemed to violate any non-competition covenants in the Prior Employment Agreement. Without limiting the generality of the foregoing, for the avoidance of doubt, no severance shall be due, and no equity compensation shall be subject to accelerated vesting, under the Prior Employment Agreement or otherwise in connection with supersession of the Prior Employment Agreement or otherwise in connection with the Spinoff.

b.              All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address
on file at the Company.

If to the Company:	Care Capital Properties, Inc.
353 N. Clark Street, Suite 2900
Chicago, IL 60654
Attention: General Counsel.

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

c.               The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

d.              The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

e.               The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

f.                Any provision of this Agreement that by its terms continues after the expiration of the Employment Period or the termination of the Executive’s employment shall survive in accordance with its terms.

g.               The Company will pay all reasonable documented legal fees incurred by the Executive in connection with the drafting and negotiation of the Termsheet and this Agreement, provided that such payments shall be capped at, and not exceed, $15,000 in the aggregate.

h.              The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. The Company and the Executive mutually intend to structure the payments and benefits described in this Agreement, and the Executive’s other compensation, to be exempt from or to comply with the requirements of Section 409A of the Code to the extent applicable. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. If the Executive dies following the Date of Termination and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits and the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (v) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date). Prior to a Change in Control but within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

RAYMOND J. LEWIS

/s/ Raymond J. Lewis

CARE CAPITAL PROPERTIES, INC.

By:	/s/ Kristen M. Benson
	Name:	Kristen M. Benson
	Title:	Executive Vice President
and General Counsel

Solely for purposes of Section 11(a) hereof: VENTAS, INC.

By:	/s/ T. Richard Riney
	Name:	T. Richard Riney
	Title:	Executive Vice President,
Chief Administrative
Officer and General
Counsel

[Signature Page to R. Lewis Employment Agreement]

EXHIBIT A

GENERAL RELEASE

This General Release of all Claims (this “Agreement”) is entered into on                                  , 20     by Raymond J. Lewis (the “Executive”) and Care Capital Properties, Inc. (the “Company”).

In consideration of the promises set forth in the Employment Agreement between the Executive, the Company and, for the limited purposes set forth therein, Ventas, Inc., executed on August         2015, effective on the “Effective Date” (as defined therein) (the “Employment Agreement”), the Executive agrees as follows:

1.  General Release and Waiver of Claims.

(a)  Release.   In consideration of the payments and benefits provided to the Executive under the Employment Agreement and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that notwithstanding anything else herein to the contrary, this Agreement shall not affect: the obligations of the Company or the Executive set forth in the Employment Agreement or other obligations that, in each case, by their terms, are to be performed after the date hereof by the Company or the Executive (including, without limitation, obligations to the Executive under the Employment Agreement for any severance or similar payments or benefits, under any stock option, stock or equity-based award, plan or agreements, or payments or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); any indemnification or similar rights the Executive has as a current or former officer or director of the Company, including, without limitation, any and all rights thereto referenced in the Employment Agreement, the Company’s bylaws, other governance documents, or any rights with respect to directors’ and officers’ insurance policies; the Executive’s right to reimbursement of business expenses; and any Claims the Releasors may have against the Releasees in the event that the Company or any member of the Releasees brings any Claims against the Executive or any member of the Releasors.

(b)  Specific Release of ADEA Claims.   In further consideration of the payments and benefits provided to the Executive under the Employment Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the

Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; and (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement. The Executive also understands that he has seven days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.

(c)  No Assignment.   The Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement.

2.  Proceedings.   The Executive has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body, other than with respect to the obligations of the Company to the Executive under the Employment Agreement or in respect of any other matter described in the proviso to Section 1(a) (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. The Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

3.  Remedies.   In the event the Executive initiates or voluntarily participates in any Proceeding following his receipt of written notice from the Company and a failure to cease such participation within 30 days following receipt of such notice, or if he revokes the ADEA release contained in Paragraph 1(c) of this Agreement within the seven-day period provided under Paragraph 1(c), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under the termination provisions of the Employment Agreement (including for this purpose stock or proceeds from the sale of stock purchased upon the exercise of stock options or delivered upon the vesting of another equity-based compensation award, to the extent the vesting of such stock option or other award accelerated on account of the Executive’s termination of employment) or terminate any benefits or payments that are subsequently due under the Employment Agreement, without waiving the release granted herein.

The Executive understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

4.  Severability Clause.   In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

5.  Nonadmission.   Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

6.  Governing Law.   All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the state of Delaware applicable to contracts executed in and to be performed in that State.

7.  Notices.   All notices or communications hereunder shall be in writing, addressed as provided in Section 11(b) of the Employment Agreement.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the Executive has executed this Agreement on the date first set forth below.

THE EXECUTIVE

Raymond J. Lewis

Date of Execution: